EXHIBIT 10.2

STANCORP FINANCIAL GROUP, INC.

DEFERRED COMPENSATION PLAN

FOR SENIOR OFFICERS

2004 RESTATEMENT

TABLE OF CONTENTS

1.	Employer; Administrator; Plan Year	1
2.	Eligibility	2
3.	Deferral Elections; Matching Contributions	2
4.	Nonelective Contributions	3
5.	Accounts; Vesting	4
6.	Payment to the Participant	5
7.	Payment to a Beneficiary	6
8.	Withdrawals	7
9.	Amendment; Termination	7
10.	Claims Procedure	8
11.	General Provisions	8

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INDEX OF TERMS

401(k) Plan	Preamble	1
Administrator	1.2	1
Account	5.1	4
Beneficiary	7.2	6
Code	1.4	1
Company	Preamble	1
Compensation	3.2(a)	2
Deferral Election	3.1	2
Effective Date	Preamble	1
Elective Deferral	3.1	2
Elective/Matching Account	5.1(a)	4
Employer	1.1	1
Excess Compensation	3.3	3
Financial Hardship	8.3	7
Matching Contribution	3.5	3
Nonelective Contribution	4.1	3
Nonelective Account	5.1(b)	4
Participant	2.3	2
Plan	Preamble	1
Plan Year	1.3	1
Supplemental Plan	Preamble	1
Termination Date	6.1	5

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STANCORP FINANCIAL GROUP, INC.

DEFERRED COMPENSATION PLAN

FOR SENIOR OFFICERS

2004 RESTATEMENT

StanCorp Financial Group, Inc. (the “Company”) maintains an Amended and Restated Deferred Compensation Plan for Senior Officer Management Group (the “Plan“) and an Amended and Restated Supplemental Deferred Compensation Plan for Senior Officer Management Group (the “Supplemental Plan”). The purpose of both the Plan and the Supplemental Plan is to enable executives to accumulate tax-deferred savings in addition to savings under the Standard Insurance Company Home Office Employees’ Deferred Compensation Plan, the Company’s tax-qualified 401(k) savings plan (the “401(k) Plan”), as a means to attract and retain highly effective individuals.

In order to combine existing deferred amounts under both the Plan and the Supplemental Plan under a single document, to provide a new formula for Matching Contributions as an incentive for Elective Deferrals, to provide for new Nonelective Contributions, to allow changes in the form of payment, and to make numerous technical and formatting changes, the Company adopts this Deferred Compensation Plan for Senior Officers 2004 Restatement as an amendment to the Plan. The Supplemental Plan shall be merged into the Plan as of January 1, 2004, the date this 2004 Restatement takes effect (the “Effective Date”).

1.	Employer; Administrator; Plan Year.

1.1 “Employer” means the Company and any wholly owned subsidiary of the Company.

1.2 The Plan shall be administered by the Company’s Manager, Compensation and Benefits (the “Administrator”). If the position with that title ceases to exist, the Administrator shall be the individual within the Company whose responsibilities most closely resemble the responsibilities of the Manager, Compensation and Benefits at the time this 2004 Restatement is adopted. The Administrator shall interpret the Plan, determine eligibility and the amount of benefits, maintain records, determine interest rates and generally be responsible for seeing that the purposes of the Plan are accomplished. The Administrator may delegate all or part of its administrative duties to others.

1.3 The fiscal year of the Plan (the “Plan Year“) shall be the calendar year.

1.4 The Plan is intended to be unfunded for purposes of deferring the time of taxation under the Internal Revenue Code (the “Code”) and for purposes of constituting an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under Title I of ERISA.

2.	Eligibility.

2.1 The President of the Company and any officer of an Employer who is designated by the President of the Company shall be eligible to participate in one or more of the following elements of the Plan:

(a) The right to make Elective Deferrals under 3.1.

(b) The right to have Matching Contributions under 3.5.

(c) The right to have Nonelective Contributions under Section 4.

The President of the Company shall be eligible for all three elements of the Plan. Any other Participant’s eligibility shall be for all three elements, for just (a), for just (a) and (b), or for just (c), as stated in the designation of the Participant.

2.2 The President shall make a written designation of the Participants for each Plan Year, including a statement of the elements for which each Participant is eligible. An officer who remains employed by an Employer after ceasing to be designated shall retain Accounts in the Plan but shall not have further contributions.

2.3 “Participant” means any eligible officer who has been designated for participation in the Plan or who has an Account from past participation in the Plan or the Supplemental Plan.

3.	Deferral Elections; Matching Contributions.

3.1 A Participant who is eligible under 2.1(a) may elect to defer Compensation (an “Elective Deferral”) for each Plan Year by completing a form prescribed by the Administrator (a “Deferral Election“), signing it and returning it to the Administrator. The Elective Deferral shall be for any whole number percentage of Compensation for the Plan Year that is no less than 2 percent and no more than 50 percent.

3.2 “Compensation“ means amounts payable in the Plan Year to the Participant, and reportable on IRS Form W-2 if not deferred, plus and minus the adjustments in (a) and (b) below and subject to the clarification in (c) below:

(a) Plus salary reduction amounts elected by the Participant pursuant to a tax-qualified plan under Section 401(k) of the Code, a cafeteria plan under Section 125 of the Code, or a qualified transportation fringe under Section 132(f) of the Code.

(b) Minus all of the following: Company-wide profit sharing bonuses; officer’s hiring or relocation bonuses; other individualized officer bonuses; long-term incentive plan benefits; unused vacation; severance pay;

taxable fringe benefits; tax reimbursements; awards and prizes; club dues; noncash compensation, disqualifying dispositions from a qualified employee stock purchase program; and contributions/benefits under any other employee benefit plan.

(c) Payments under the Company’s Short Term Incentive Compensation Plan shall be counted as Compensation in the Plan Year in which they were earned.

3.3 “Excess Compensation” means Compensation in excess of the limit prescribed by Code Section 401(a)(17) for the Plan Year.

3.4 To be effective for a Plan Year, the Deferral Election must be returned before the first day of the Plan Year. A Deferral Election shall become irrevocable on the first day of the Plan Year. The Employer shall reduce the Participant’s Compensation by the amount deferred and shall credit such amount to the Participant’s Elective/Matching Account under Section 5 at the time the Compensation would have been paid if not deferred.

3.5 For each Plan Year for which a Participant who is eligible under 2.1(b) has elected at least the 2 percent minimum contribution, the Employer shall credit a Matching Contribution to the Participant’s Elective/Matching Account under Section 5. The Matching Contribution shall be credited as of a date selected by the Administrator in February of the Plan Year following the Plan Year for which it is credited. The Matching Contribution for a Plan Year shall be the lesser of the following:

(a) 4 percent of the Participant’s Excess Compensation for the Plan Year.

(b) 100 percent of the Participant’s Elective Deferral for the Plan Year.

3.6 The employee’s share of FICA tax due on a Participant’s Elective Deferrals and Matching Contributions shall be withheld from the Participant’s nondeferred Compensation. If the Participant has no nondeferred Compensation at the time the amounts are credited, such Participant shall pay cash to the Employer in an amount sufficient to cover the employee’s share of FICA tax due. If the Participant fails to make the cash payment, the employee’s share of FICA tax shall be offset against the amount credited to the Participant’s Elective/Matching Account.

4.	Nonelective Contributions.

4.1 A Participant for whom a nonelective contribution is made to the 401(k) Plan for a Plan Year (generally, one hired after January 1, 2003), who is eligible under 2.1(c), and who has Excess Compensation for the Plan Year shall be entitled to a Nonelective Contribution to the Plan. The Nonelective Contribution shall be a percentage of the Participant’s Excess Compensation for the Plan Year equal to the percentage of compensation made as a nonelective contribution to the 401(k) Plan for the same year.

4.2 The Nonelective Contribution for a Plan Year shall be credited to the Participant’s Nonelective Account as soon as practicable after the end of the Plan Year.

4.3 The employee’s share of FICA tax on the Participant’s Nonelective Contribution, due on the later of the date the Participant’s services in the Plan Year have been performed or the dates the Nonelective Account becomes vested, shall be withheld from any nondeferred Compensation of the Participant payable on those dates. If the Participant has no nondeferred Compensation payable on those dates, the Participant shall pay cash to the Employer in an amount sufficient to cover the employee’s share of FICA tax due. If the Participant fails to make the cash payment, the employee’s share of FICA tax shall be offset against the amount credited to the Participant’s Nonelective Account.

5.	Accounts; Vesting.

5.1 Each Participant shall have two Accounts in the Plan:

(a) An Elective/Matching Account credited with Elective Deferrals and Matching Contributions.

(b) A Nonelective Account credited with Nonelective Contributions.

5.2 Until a Participant’s Termination Date, each of the Participant’s Accounts shall be adjusted periodically by the rate of return on investment options selected by the Participant from a list of investment options identified by the Administrator as follows:

(a) The Administrator shall identify the investment options and communicate them to Participants, along with the procedures under which the Participants can specify the allocation of contributions and the reallocation of Account balances.

(b) The Participant shall specify the allocation of contributions credited to the Participant’s Accounts among investment options and may change the allocation from time to time. If the Participant does not specify an allocation, all contributions shall be allocated to the investment option that most closely parallels the default investment option under the 401(k) Plan, as determined by the Administrator.

(c) The Participant may reallocate the balance of the Account among investment options from time to time. Until such a reallocation is made, the Account shall remain allocated based on the allocation of contributions credited to it under (b) and any prior reallocations.

5.3 Subject to 5.6, a Participant’s Elective/Matching Account shall be fully vested at all times and a Participant’s Nonelective Account shall be entirely unvested until the Participant completes five years of service and then shall be fully vested. For this purpose, years of service shall be counted under the same rules as are used to determine vesting under the 401(k) Plan. If a Participant’s employment with the Company and its subsidiaries terminates prior to completion of five years of service, the Participant’s Nonelective Account shall be forfeited at the same time as the nonelective contributions for the Participant under the 401(k) Plan.

5.4 After a Participant’s Termination Date the Participant’s Accounts shall be adjusted by the gain or loss on the Company’s general portfolio account until the entire balance of the Accounts has been paid under Sections 6 or 7.

5.5 The Company may, but shall not be required to, place assets in investment products or vehicles parallel to the investment options. The Accounts shall be solely for the purpose of measuring the amount owed to a Participant under the Plan and shall not give Participants any ownership rights in any assets of the Company.

5.6 If any amount credited to a Participant’s Account is determined to be a bonus or other incentive-based or equity-based compensation within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002 for which repayment is required from the Chief Executive Officer or Chief Financial Officer of the Company under that Section, such amount shall be forfeited to the Company even if otherwise vested under 5.3.

6.	Payment to the Participant.

6.1 A benefit based on a Participant’s Accounts shall be payable upon the Participant’s Termination Date. “Termination Date” means the date on which the Participant ceases to be employed within the controlled group of corporations, as defined in Section 1563(a) of the Code, of which the Company is a member.

6.2 The benefit shall be an amount equal to the Participant’s Accounts, paid to the Participant in one or more of the following forms, as elected by the Participant in writing in a Deferral Election:

(a) A lump sum payable in the January following the Participant’s Termination Date.

(b) Five substantially equal annual installments commencing in the January following the Participant’s Termination Date.

(c) Ten substantially equal annual installments commencing in the January following the Participant’s Termination Date.

6.3 A Participant’s election under 6.2 shall apply to the entire balance of the Participant’s Accounts until changed in a subsequent Deferral Election. A change in payment form made by a Deferral Election shall be effective for payment due to Termination Dates in the Plan Year for which the Deferral Election is made and succeeding Plan Years unless changed in the Deferral Election for a subsequent Plan Year. The payment forms elected under the Plan prior to this 2004 Restatement and under the Supplemental Plan shall apply to payment due to Termination Dates before January 1, 2005.

6.4 If payment is made in installments, the initial installment size shall be fixed by the Administrator based on an assumed rate of return on the Company’s general portfolio account during the installment period. The Administrator may adjust the size of installments at any time based on differences between the assumed rate of return and actual returns.

6.5 Regardless of the elected payment form, the Participant’s Accounts shall be paid to the Participant in a single lump sum in the January following the Termination Date if the combined balance of the Participant’s Accounts is less than $50,000 on the January 1 following the Termination Date.

6.6 The Employer shall withhold from benefit payments to the Participant any payroll deductions required by law. If payments of cash are insufficient to cover the entire amount required to be withheld, the Employer may withhold the required amounts from nondeferred compensation or require the Participant to pay such amounts.

6.7 If a Participant receiving installment payments becomes an employee of an Employer and is eligible to defer Compensation under the Plan after the rehire, the installments shall stop and shall restart in the January following the Participant’s later Termination Date.

7.	Payment to a Beneficiary.

7.1 Upon the Participant’s death, a benefit equal to the Participant’s Accounts, including the Nonelective Account even if unvested, shall be paid to the Participant’s Beneficiary in one of the following ways:

(a) By a lump sum within 60 days after the Participant’s death.

(b) At the Administrator’s discretion, by lump sum and/or installments in accordance with the Participant’s election of payment form.

7.2 “Beneficiary” means the person or persons named by the Participant in the most recent designation filed by the Participant with the Administrator. If no Beneficiary has been designated or all designated Beneficiaries have died prior to the Participant’s death, the Beneficiary shall be determined in the following order of priority:

(a) The Participant’s surviving spouse.

(b) The Participant’s surviving children in equal shares.

(c) The Participant’s estate.

7.3 If a Beneficiary dies after the Participant and before the entire benefit of the Beneficiary has been paid, it shall be paid to the estate of the deceased Beneficiary. If the Participant was married at the time a designation of a spouse Beneficiary was made and is no longer married to that spouse at the time of the Participant’s death, the benefit shall be paid as though the former spouse predeceased the Participant.

8.	Withdrawals.

8.1 A Participant or, after the Participant’s death, the Participant’s Beneficiary may withdraw the entire vested balance of the Accounts in a single lump sum at any time before the Accounts otherwise would be payable. The amount paid on such a withdrawal shall be discounted 10 percent from the stated balance of the Accounts. This ten percent shall be forfeited as a penalty for early withdrawal.

8.2 A Participant or, after the Participant’s death, the Participant’s Beneficiary may withdraw vested amounts from the Accounts because of Financial Hardship, as determined by the Administrator, before those amounts otherwise would be paid. The withdrawal shall be paid in a lump sum and shall be limited to the amount reasonably necessary to meet the Financial Hardship.

8.3 “Financial Hardship” means an immediate and substantial financial need that cannot be met from other reasonably available resources and is caused by one or more of the following:

(a) Medical expenses for the Participant or Beneficiary, for a member of the immediate family or household, or for another dependent.

(b) Loss of or damage to a Participant’s or Beneficiary’s possessions or property due to casualty.

(c) Other extraordinary and unforeseeable circumstances arising from events beyond the Participant’s or Beneficiary’s control.

8.4 The Administrator shall establish guidelines and procedures for implementing withdrawals. An application shall be written, be signed by the Participant or Beneficiary and include a statement of facts causing the Financial Hardship, if applicable, and any other facts required by the Administrator.

9.	Amendment; Termination.

9.1 The Company may amend this Plan at any time by a written instrument and shall notify the Participants of any material change in their rights.

9.2 The Company may terminate the Plan at any time and pay out the entire balance of a Participant’s Accounts to the Participants or to the Beneficiary of a deceased Participant and thereby discharge all the benefit obligations of the Plan.

9.3 If the Internal Revenue Service issues a final ruling that any amounts deferred under this Plan will be subject to current income tax, all amounts to which the ruling applies shall be paid to the Participants within 30 days.

10.	Claims Procedure.

10.1 Any person claiming a benefit or requesting an interpretation, ruling or information under the Plan shall present the request in writing to the Administrator, who shall respond in writing as soon as practicable.

10.2 If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional materials or information required and an explanation of why it is necessary.

(c) An explanation of the Plan’s claim review procedure.

10.3 The initial notice of denial shall normally be given within 90 days of receipt of the claim. If special circumstances require an extension of time, the claimant shall be so notified and the time limit shall be 180 days.

10.4 Any person whose claim or request is denied or who has not received a response within the time period described in 9.3 may request review by notice in writing to the Administrator. The original decision shall be reviewed by the Compensation Committee of the Company’s Board of Directors, which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

10.5 The decision on review shall ordinarily be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant plan provisions.

11.	General Provisions.

11.1 If suit or action is instituted to enforce any rights under this Plan, the prevailing party may recover from the other party reasonable attorneys’ fees at trial and on any appeal.

11.2 Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited as first class mail postage prepaid. Mail shall be directed to the Company at 1100 SW Sixth Avenue, Portland, Oregon 97204, to the Participant’s last known home address shown in the Company’s records, or to such other address as a party may specify by notice to the other parties. Notices to an Employer or the Administrator shall be sent to the Company’s address.

11.3 The rights of a Participant under this Plan are personal. Except for the limited provisions of Section 7, no interest of a Participant or one claiming through a Participant may be directly or indirectly assigned, transferred or encumbered and no such interest shall be subject to seizure by legal process or in any other way subjected to the claims of any creditor. A Participant’s rights to benefits payable under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. Such rights shall not be subject to the debts, contracts, liabilities, engagements or torts of the Participant or a Beneficiary.

11.4 Amounts payable under this Plan shall be a general obligation of the Company and paid out of its general assets. If an Employer merges, consolidates, or otherwise reorganizes or if its business or assets are acquired by another company, this Plan shall continue with respect to those eligible individuals who continue in the employ of the successor company. The transition of Employers shall not be considered a termination of employment for purposes of this Plan. In such an event, however, a successor corporation may terminate this Plan as to its Participants on the effective date of the succession by notice to Participants within 30 days after the succession.

11.5 The Administrator may decide that because of the mental or physical condition of a person entitled to payments, or because of other relevant factors, it is in the person’s best interest to make payments to others for the benefit of the person entitled to payment. In that event, the Administrator may in its discretion direct that payments be made as follows:

(a) To a parent or spouse or a child of legal age;

(b) To a legal guardian; or

(c) To one furnishing maintenance, support, or hospitalization.

The foregoing plan was adopted by the Board of Directors of StanCorp Financial Group, Inc. at a meeting on August 9, 2004.

/s/ ERIC E. PARSONS
Eric E. Parsons,
President and Chief Executive Officer
StanCorp Financial Group, Inc.